P23000007542

(Requestor's Name)

(Address)

(Address)

(City/State/Zip/Phone #)

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(Business Entity Name)

(Document Number)

Certified Copies _______ Certificates of Status _______

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200456570932

S. CHATHAM
SEP - 4 2025

RECEIVED
2025 AUG 29 AM 9:44

FILED
2025 AUG 29 PM 1:22

Incorporating Services, Ltd.
1540 Glenway Drive
Tallahassee, FL 32301
850.656.7956
Fax: 850.656.7953
www.incserv.com

incserv

ORDER FORM

TO Florida Department of State
The Centre of Tallahassee
2415 North Monroe Street, Suite 810
Tallahassee, FL 32303
corphelp@dos.myflorida.com
850-245-6051

FROM Melissa Moreau
850.656.7953

REQUEST DATE 8/29/2025 **PRIORITY** Regular Approval **OUR REF # (Order ID#)** 1405180

ORDER ENTITY
SB TECHNOLOGY HOLDINGS, INC.

PLEASE PERFORM THE FOLLOWING SERVICES:
SB TECHNOLOGY HOLDINGS, INC. (FL)

File the attached amendment

NOTES:
$35.00 Authorized

RETURN/FORWARDING INSTRUCTIONS:
ACCOUNT NUMBER: I20050000052

Please bill the above referenced account for this order.

If you have any questions please contact me at 656-7956,

Sincerely,

Please bill us for your services and be sure to include our reference number on the invoice and couner package if applicable. For UCC orders, please include the thru date on the results.

Articles of Amendment
to
Articles of Incorporation
of

SB TECHNOLOGY HOLDINGS, INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

P23000007542

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

_______________ *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

2025 AUG 29 PM 1:22

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent _______________

____
(Florida street address)

New Registered Office Address: _______________, Florida _______________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

Check if applicable
☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change. Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change — PT — John Doe

X Remove — V — Mike Jones

X Add — SV — Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	______	______	______
____ Add			______
____ Remove			______
2) ____ Change	______	______	______
____ Add			______
____ Remove			______
3) ____ Change	______	______	______
____ Add			______
____ Remove			______
4) ____ Change	______	______	______
____ Add			______
____ Remove			______
5) ____ Change	______	______	______
____ Add			______
____ Remove			______
6) ____ Change	______	______	______
____ Add			______
____ Remove			______

FILED 2025 AUG 29 PM 1:22

E. **If amending or adding additional Articles, enter change(s) here:**
(Attach *additional sheets, if necessary*). *(Be specific)*

The Company is filing these articles of amendment to ratify the prior corporate actions identified in the attached Board Resolution, which corporate actions may be defective. The ratification is being made pursuant to the provisions of Section 607.0124, Florida Statutes.

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(if not applicable, indicate N/A)

The date of each amendment(s) adoption: ______________________________, if other than the date this document was signed.

Effective date if applicable: ______________________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

☒ The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ______________________________."

(voting group)

FILED
2025 AUG 29 PM 1:22

Dated August 28, 2025

Signature P J Strd

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Paul Strickland

(Typed or printed name of person signing)

Secretary

(Title of person signing)

SB Technology Holdings, Inc.
447 Broadway
2nd Floor, Unit 103
New York, NY 10013

FILED
AUG 29 PM 1:22
SECRETARY OF STATE
TALLAHASSEE, FL

Consent Minutes in Lieu of Meeting of the Board of Directors:

Pursuant to Section 607.0205(2) of the Florida Business Corporation Act, the undersigned, being all the directors of **SB Technology Holdings, Inc.** (fka **VG Life Sciences, Inc.**), a Florida corporation (the "**Corporation**"), named in the Articles of Incorporation of the Corporation that were filed with the Department of State of the State of Florida (the "**Department**"), do hereby waive all formal requirements, including the necessity of holding a formal or informal meeting and any requirements that notice of such meeting be given, and agree that the resolutions set forth below are adopted to the same extent and have the same force and effect that they would have if adopted at an organizational meeting of the Board of Directors of the Corporation (the "**Board**") duly called and held in accordance with Sections 607.0205 and 607.0206 of the Florida Business Corporation Act (the "**Act**") for the purpose of acting upon proposals to adopt such resolutions:

Resolution to Ratify Defective Corporate Action/Transaction

WHEREAS, pursuant to Section 607.0147 of the Act, the Board wishes to ratify certain historical corporate actions (each individually an "Action" and collectively the "Actions") which may be defective due to the Company's inability to locate supporting documents related thereto.

WHEREAS, the Actions needing ratification and corresponding possible defect for which ratification is required are as follows:

1. **Action**: May 12, 2009: the Company designated a Series A Preferred class of stock with an original 5,000,000 shares authorized in the class.
   Possible Defect: The Corporation is presently unable to locate any documents in support of the aforementioned transfers of the Series A preferred stock.

2. **Action**: November 8, 2010: the holder of 250,000 shares of the Company's Series A Preferred Shares received in the "Carcinotek" transaction elected to convert those shares into 2,500,000 shares of common stock. On January 18, 2011, a consultant to the Company converted 500,000 shares of the Company's Series A Preferred Shares received in the Carcinotek transaction into 5,000,000 shares of common stock. All references are to pre-split shares.
3. **Possible Defect**: The Corporation is presently unable to locate any documents in support of the aforementioned conversion of the Series A preferred stock.

4. **Action**: January 3, 2011: the Company increased its common stock to 1,500,000,000 and preferred stock to 250,000,000 and designated 50,000,000 shares as Series A preferred stock.
   Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned action.

5. **Action**: Pursuant to a letter agreement dated March 25, 2011, as more fully described in Note 7a to the Notes to Unaudited Consolidated Financial Statements for the year ended December 31, 2011 included in its Annual Report posted on the OTC Markets website, the Company borrowed $100,000 from DMBM (after the assumption by DMBM all of the rights, title and interest to the benefits of the arrangement originally held by Wonderland). The funds were received in March 2011, and the corresponding obligation was included in Convertible promissory notes in the accompanying unaudited balance sheet as of December 31, 2011. In April 2012 and May 2012, the Company satisfied the $100,000 note with the issuance of 40 million common shares. The excess of fair value of these common shares issued over the face value of the convertible note was recorded as non-cash interest expense and is included in interest expense as disclosed in Note 2a. The loan was evidenced by a convertible promissory note originally due March 25, 2012 with interest at 5% per annum. In consideration of making the loan, the Company also agreed to issue to DMBM 500,000 shares of the Company's **Series A Preferred Stock** and DMBM received an option to purchase 10 VGE Units at $25,000 per Unit originally expiring March 25, 2012. Each VGE Unit is comprised of the following: (i) one hundred fifty thousand (150,000) shares of VGE common stock; (ii) fifteen thousand (15,000) shares of VGE Series A

Preferred Stock; and (iii) five year warrants to acquire one hundred fifty thousand (150,000) shares of VGE common stock at an exercise price of $0.25 per share (the "VGE Warrants"). The fair value of the Series A Preferred Stock of the Company issued in this transaction was deemed to be the market value of the 5 million common shares of the Company on March 25, 2011, into which these preferred shares were convertible, or $225,000. This amount was included in interest expense for the year ended December 31, 2011.
Possible Defect:The Corporation is presently unable to locate any documents in support of the aforementioned stock issuance.

6. **Action**: August 12, 2012: the Company entered into a subscription agreement with Best Investments, Inc. ("Best"), an affiliate of the Company controlled by Haig Keledjian, President, to purchase 3,500,000 shares of Series A Preferred Stock for the purchase price of $252,000 which was paid by way of cancellation and tender of principal under the Revolving Credit Note between Best and the Company.
Possible Defect:The Corporation is presently unable to locate any documents in support of the aforementioned stock issuance.

7. **Action**: August 21, 2012: the Company entered into Agreements with Haig Keledjian, M. Karen Newell-Rogers, Robert Berliner and Michael Capizzano to exchange approximately 96 million common share purchase options and warrants owned or beneficially owned by them at exercise prices ranging from $0.0171 to $0.044 for 1,620,030 shares of Series A Preferred Shares.
Possible Defect:The Corporation is presently unable to locate any documents in support of the aforementioned stock issuance.

8. **Action**: August 23, 2012: Company decreases Series A preferred stock to 10,000,000
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned action.

9. **Action**: April 1, 2013: John Tynan was appointed director of the Corporation.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments.

10. **Action**: May 27, 2013: David O'Dell was appointed director of the Corporation.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments.

11. **Action**: July, 2013: John Tynan was appointed President and CEO of the Corporation effective
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments.

12. **Action:** July, 2013: At some time in July of 2013 Brennan de Raad was appointed Chief Operating Officer of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments.

13. **Action**: December 19, 2013: David O'Dell was named CFO of the Company
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointment.

14. **Action:** Jill Deering was appointed Chief Operating Officer of the Company and Brennan de Raad no longer served as COO. .
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments and departures of officers.

15. **Action**: July 15, 2014: the Company designated 1,000,000 Series B preferred shares to acquire a possible subsidiary company that later did not come to fruition.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned stock designation by the board of directors or majority shareholders.

16. **Action**: December 31, 2014: the Company had 9,715,443 shares of Series A Preferred Stock issued and outstanding and the holders of the Series A preferred stock had not changed since the Company completed a 1 for 600 reverse stock split on November 26, 2012. A schedule of the Series A holders appears on Schedule A attached.
Possible Defect: The Corporation is presently unable to locate any documents in support of the aforementioned Series A stock issuances and transfers to all of the holders appearing on Schedule A. The Company served as its own Transfer Agent of record for the Series A class of stock at the time.

17. **Action**: December 31, 2014: the Company's Chairman of the Board and Vice President of Research and Development, Haig Keledjian, held 5,573,725 or 57.4% of the issued and outstanding Series A preferred stock
Possible Defect: The Corporation is presently unable to locate any documents in support of the aforementioned stock issuances and transfers.

18. **Action**: March 1, 2016: John Tynan, and David O'Dell resign as directors and officers of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned resignations.

19. **Action**: April 1, 2016: Jill Deering resigned as COO.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned resignation.

20. **Action:** On or about September 25, 2017: Haig Keledjian and Arthur Keledjian resigned as directors and officers of the Company and Paul Strickland was nominated as Director and appointed as Secretary of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments and resignations.

21. **Action**: October 6, 2017: Robert Haas was named President and CEO of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointment.

22. **Action**: January 27, 2020: Robert Haas resigned as President and CEO of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned resignation.

23. **Action**: May 14, 2020: Todd Erickson was named Director, President and CEO of the Company, Lisa Erickson was named Director, VP, CFO & Treasurer, Brett J. Hudson was named Director and VP of Marketing, Brian W. Mulligan was named Director, VP, and COO, and Paul Strickland resigned from all positions he held at the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments and resignations.

24. **Action:** August 17, 2020, Endicott Holdings Group, LLC (Endicott) became the series A preferred stock controlling shareholder after entering into an agreement with Selkirk Global Holdings, LLC (Selkirk) to transfer the Series A held by Selkirk to Endicott.
Possible Defect: The Corporation was serving as its own transfer agent of record for the Series A preferred stock at that time and does not have records evidencing the transfer of the Series A shares from Selkirk to Endicott.

25. **Action**: September 2, 2020: Pursuant to a special meeting of shareholders, Todd Erickson was removed as Director, President and CEO of the Company, Lisa Erickson was removed Director, VP, CFO & Treasurer, Brett J. Hudson was removed as Director and VP of Marketing, Brian W. Mulligan was removed as Director, VP, and COO, and Paul Strickland was reinstated as Secretary and Director of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned shareholder action.

SB Technology Holdings, Inc.
447 Broadway
2nd Floor, Unit 103
New York, NY 10013

26. **Action:** November 19, 2020: Paul Strickland resigned as director and officer of the Company and James Wolff is nominated as Director and appointed as CEO and Secretary of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments and resignations.

27. **Action:** June 2, 2021: James Wolff resigns as director and officer of the Company and Paul Strickland is nominated as Director and appointed as Secretary of the Company.
Possible Defect: The Corporation is presently unable to locate any notarized documents in support of the aforementioned appointments and resignations.

28. **Action**: January 26, 2023, the Company changed its domicile from Delaware to Florida
Possible Defect: The Corporation did not obtain notarized board resolutions and shareholder consents at that time.

29. **Action**: June 30, 2022: Endicott Assigned the Series A preferred shares to Selkirk Global Holdings, LLC due to default of Agreement.
Possible Defect: The Corporation was serving as its own transfer agent of record for the Series A preferred stock at that time and does not have records evidencing the the transfer of the Series A shares from Endicott to Selkirk.

30. **Action**: February 6, 2024: The Company amended and restated its articles of incorporation and certificate of designation for the Series A preferred stock.
Possible Defect: The Corporation did not obtain notarized board resolutions and shareholder consents at that time.

31. **Action**: February 6, 2024: the Company elected to convert 2,511,342 shares of Series A Preferred Stock issued (see Schedule A) into one share of common stock pursuant to the amended and restated articles of incorporation and certificate of designation for the Series A preferred stock.
Possible Defect: The Corporation did not obtain notarized board resolutions and shareholder consents at that time.

NOW, THEREFORE, the undersigned hereby adopt the following resolutions, which shall have the same force and effect as if adopted at a duly called meeting of the Directors.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby ratifies (i) each Action, as described above, such that each Action shall be and is deemed to have been effectuated in full compliance with the Articles of Incorporation and Bylaws of the Corporation as well as the laws of the State in which the Corporation was domiciled at the time the Action occurred; (ii) the appointment of all officers and directors of the Corporation since inception; and (iii) the resignation or removal of all officers and directors of the Corporation from inception through the officers and directors serving immediately prior to current officers and directors of the Corporation; and be it further

RESOLVED, that the officers and directors of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to execute, file and deliver any and all certificates and documents and take any and all actions as they may deem necessary or advisable in order to carry out the purposes of the foregoing resolutions; and be it further

RESOLVED, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of the Company.

This Action by Written Consent shall be filed in the Minute Book of the Company and become a part of the records of this Company.

[signature page follows]

SB Technology Holdings, Inc.
447 Broadway
2nd Floor, Unit 103
New York, NY 10013

Dated as of: AUGUST 28, 2025

ON BEHALF OF THE BOARD DIRECTORS
SB Technology Holdings, Inc.

Name: Paul Strickland
Position: Secretary & Director

State of WASHINGTON

County of THURSTON

This record was acknowledged before me on

8-28-25 (date)

by Paul Strickland (name(s) of individual(s)).

Signature of notarial officer

Stamp

TIM KRAMER
Notary Public
State of Washington
Commission # 158978
My Comm. Expires Sep 15, 2028

Title of office Notary Public

My commission expires: Sep 15, 2028

Schedule A

Shareholder Name	Shares held
MARY AIRASIAN TRUSTEE, AIRASIAN REVOCABLE TRUST	93
ANOUSH AVANIAN	155
ARTHUR A. AYKANIAN & ARAXY AYKANIAN	620
Mark W. Yegsigian	310
CARIBOU INVESTMENTS, INC.	54,832
STEVE BOLINGER TRUSTEE SOUTHWEST LAND TRUST AND INVESTMENTS	59,257
ELPIDA 3 LIMITED	7,752
FOUNDATION FOR THE ADVANCEMENT OF HEALTH SCIENCES	310
GARBIS S. KARAMARDIAN	775
HAK SUN LEE	310
Armem Hairapetian	217
HOURIG DIRAMERIAN	103
IVAN MNATZAGANIAN	465
WILLIAM A MALIS TRUSTEE J.M. TRUST	3,101
JOHN YOL PARK & HIJA LEE PARK	310
JULIAN P. BARNETT	310
LEE FAMILY TRUST	672
MARDIROS HERCULIAN	620
PAMELA MORALES TRUSTEE MORALES INVESTMENT TRUST	9,302

SB Technology Holdings, Inc.
447 Broadway
2nd Floor, Unit 103
New York, NY 10013

MR. & MRS. HAROUTIONIAN	1,860
NICKY MINASIAN	1,550
RAMSEY TAWIL	310
RUILOBA, IGARTUA ING. RIGELIO	1,757
SANDY VALENTINE	517
SEBOUH AMIRIAN, AS TRUSTEE, KURZULIAN TRUST	620
SETA KARADMARDIAN	620
VARTAN KOJABABIAN	893
VICKEN KARAGEOZIAN	4,651
WILLIAM L. HEALEY & NORMA K. HEALEY, FAMILY TRUST DATED 11/3/89	775
Haig Keledjian trustee, Amirian Educational Trust	154,590
Haig Keledjian trustee, Geko Trust	1,860
Haig Keledjian trustee, Bretton Securities UDT 7/20/95	57,022
Haig Keledjian trustee, GK TRUST	58,056
HAIG KELEDJIAN	37,428
Pamela Morales	3,766
Hampar Karageozian	154,819
Robert Berliner	500,000
M. Karen Newell Rogers	500,000
Monica Ord	500,000
Haig Keledjian Best Trust	1,250,000
Soh Teck Toh	500,000
Haig Keledjian Best Trust	24,805
CARIBOU INVESTMENTS, INC.	200,000